UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒     Definitive Proxy Statement

☐     Definitive Additional Materials

☐     Soliciting Material Pursuant to § 240.14a-12

MTS MEDICATION TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☒      No fee required

☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
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☐      Fee paid previously with preliminary materials.

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September 18, 2009

Dear Stockholder:

        You are invited to attend the Annual Meeting of Stockholders of MTS Medication Technologies, Inc., which will be held in the Phillippe Room at the Homewood Suites by Hilton located at 2233 Ulmerton Road, Clearwater, Florida 33762 on Thursday, October 22, 2009 at 8:30 a.m., Eastern Time.

        The notice of the Annual Meeting of Stockholders and Proxy Statement on the following pages covers the formal business of that meeting. Whether or not you expect to attend the Annual Meeting of Stockholders, please sign, date and return your proxy promptly in the enclosed envelope to assure your stock will be represented at that meeting. If you decide to attend the Annual Meeting of Stockholders and vote in person, you will, of course, have that opportunity.

        The continuing interest of the stockholders in the business of MTS Medication Technologies, Inc., is gratefully acknowledged. We hope many will attend the Annual Meeting of Stockholders.

Sincerely,

Michael P. Conroy
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on October 22, 2009

This Proxy Statement and our Annual Report to Stockholders are available at http://www.mtsproxy.com.

Information on the website, other than this Proxy Statement, is not a part of this Proxy Statement.

MTS MEDICATION TECHNOLOGIES, INC.
2003 Gandy Boulevard North
St. Petersburg, Florida 33702

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 22, 2009

        The Annual Meeting of Stockholders (the “Meeting”) of MTS Medication Technologies, Inc. (the terms “MTS”, “we”, “our” or “us” in the Proxy Statement refer to MTS Medication Technologies, Inc.) will be held at in the Phillippe Room at the Homewood Suites by Hilton located at 2233 Ulmerton Road, Clearwater, Florida 33762 on Thursday, October 22, 2009 at 8:30 a.m., Eastern Time, for the following purposes.

1.	To elect seven members to MTS’s board of directors (the “Board”), each of whom will serve until the 2010 annual meeting of stockholders, and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as MTS’s independent certified public accountants for the fiscal year ending March 31, 2010; and

3.	To transact such other business as may properly come before the Meeting or any adjournment of the Meeting.

        The Board has fixed the close of business on September 11, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. A list of all stockholders entitled to vote at the Meeting will be available for examination at our principal executive offices located at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702, for the 10 days before the Meeting between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, as well as during the Meeting.

        This Proxy Statement, proxy card and MTS’s 2009 Annual Report to Stockholders are being mailed on or about September 18, 2009. Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

By Order of the Board,

Michael P. Conroy
Secretary

St. Petersburg, Florida
September 18, 2009

Questions and Answers	1
Proposed Merger	3
Security Ownership of Management and Certain Beneficial Owners	5
Management	7
Section 16(a) Beneficial Ownership Reporting Compliance	10
Independent Auditors	10
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	11
Executive Compensation	11
Compensation Discussion and Analysis	11
2009 Summary Compensation Table	14
Outstanding Equity Awards at 2009 Fiscal Year-End	15
Employment Agreements and Change of Control Agreements	15
Directors' Compensation for Fiscal Year 2009	18
Compensation Committee Interlocks and Insider Participation	19
Certain Transactions	19
Transactions with Related Persons	19
Director Independence	19
Review, Approval or Ratification of Transaction with Related Persons	19
Compensation Committee Report	20
Audit Committee Report	21
Proposal 1 - Elections of Directors	22
Vote Required; Recommendation	22
Information About the Board and Committees	22
Communications with the Board	24
Code of Ethics	24
Proposal 2 - Ratify the Appointment of Independent Certified Public Accountants	25
Proposals of Stockholders for the Next Meeting	26
Other Matters	27

i

MTS MEDICATION TECHNOLOGIES, INC.
PROXY STATEMENT
MEETING AND PROXY SOLICITATION INFORMATION

QUESTIONS AND ANSWERS

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy on behalf of MTS to vote your shares at the Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and is designed to assist you in voting.

Q:	What is the approximate date on which the Proxy Statement and enclosed form of proxy are first being sent to stockholders?

A:	September 18, 2009.

Q:	When is the Meeting and where will it be held?

A:	The Meeting will be held on Thursday, October 22, 2009 at 8:30 a.m., Eastern Time, in the Phillippe Room at the Homewood Suites by Hilton located at 2233 Ulmerton Road, Clearwater, Florida.

Q:	What may I vote on?

A:	1.	The election of seven directors to hold office until the 2010 annual meeting of stockholders; and

	2.	The ratification of the appointment of Grant Thornton as our independent certified public accountants for the fiscal year 2010.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR the proposals.

Q:	Who is entitled to vote?

A:	Only those who owned MTS stock at the close of business on September 11, 2009 (the "Record Date") are entitled to vote at the Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the Meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all the proposals. You have the right to revoke your proxy at any time before the Meeting by either:

1.	notifying MTS’s Corporate Secretary;
2.	voting in person; or
3.	returning a later-dated proxy card.

Q:	How many shares can vote?

A:	As of the Record Date, MTS had outstanding approximately 6,481,315 shares of common stock, par value $.01 per share (the "Common Stock") entitled to one vote per share.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of MTS’s issued and outstanding capital stock on the Record Date. Stockholders may be present at the Meeting or represented by duly executed proxies. There must be a quorum for the Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum, but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for the proposals to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at a meeting at which a quorum is present. With regard to the proposal for the ratification of the appointment of Grant Thornton as our independent registered public accountants for our fiscal year 2009, the proposal must receive the affirmative vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote on the matter.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Meeting other than the proposals described in this Proxy Statement, if any other business is properly presented at the Meeting, your signed proxy card gives authority to Todd E. Siegel and Michael P. Conroy, or either of them, to vote on such matters in their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of the appointment of Grant Thornton as our independent registered accountants for the fiscal year 2009, and in the discretion of the persons named as proxies on all other matters that may be brought before the Meeting.

Q:	When are the stockholder proposals for the next Meeting of Stockholders due?

A:	All stockholder proposals to be considered for inclusion in next year’s Proxy Statement and form of proxy must be submitted in writing and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), and must be received by MTS no later than May 24, 2010. In addition, the proxy solicited by the Board for the 2009 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless MTS is provided with notice of such proposal by August 5, 2010.Any proposals or notices of proposals must be mailed to our principal executive offices located at 2003 Gandy Boulevard North, St. Petersburg, Florida, 33702, Attention: Corporate Secretary.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	If I need further assistance, whom should I contact?

A:	Please contact Michael P. Conroy, Corporate Secretary, by mail at 2003 Gandy Boulevard North, St. Petersburg, Florida, 33702 or by phone at (727) 576-6311.

PROPOSED MERGER

        On August 7, 2009, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MedPak Holdings, Inc., a Delaware corporation (“Parent”), and MedPak Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent is an affiliate of Excellere Partners, LLC, a Colorado-based private equity firm (“Excellere Partners”).

        Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into MTS, with MTS as the surviving corporation of the merger (the “Merger”). In the Merger, each share of Common Stock of MTS, other than those shares held by MTS, any subsidiary of MTS, Parent or Merger Sub, and other than those shares with respect to which appraisal rights are properly exercised, will be converted into the right to receive $5.75 per share in cash (the “Merger Consideration”). Prior to the effective time of the Merger, certain shares owned by certain of our executive officers (the “Rollover Investors”), including Mr. Todd E. Siegel, our President and CEO, will be contributed to Parent in exchange for a combination of preferred stock and voting common stock of Parent. In addition, all outstanding options to acquire shares of our Common Stock will vest at the effective time of the Merger and holders of such options will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share subject to the option for each share subject to the option.

        The Merger is subject to customary closing conditions including: (i) approval by MTS’s stockholders; and (ii) the non-existence of any incident, occurrence, change or event, in each case, that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on MTS’s business or results of operations. The parties currently expect that the Merger will be completed in the fourth quarter of this calendar year.

        We made various representations and warranties and agreed to abide by specified covenants in the Merger Agreement, including, but not limited to, covenants relating to the conduct of our business between the date of the Merger Agreement and the closing of the Merger and restrictions on solicitation of proposals with respect to alternative transactions. Under certain circumstances, in connection with the termination of the Merger Agreement, we could be required to pay Parent a termination fee of $1,174,200 and reimburse Parent for its fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, up to a maximum of $750,000.

        In connection with the execution of the Merger Agreement, Todd E. Siegel and other members of MTS’s senior management team, who currently own approximately 31% percent of MTS’s outstanding shares, have agreed to vote their shares in favor of the Merger.

        The foregoing description of the Merger Agreement and the Merger is qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to our Current Report on Form 8-K/A filed with the SEC, on August 11, 2009. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or the condition of MTS, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

        Please note that this Proxy Statement is provided in connection with our Annual Meeting of Stockholders and does not ask you to consider the Merger Agreement or the transactions contemplated by the Merger Agreement. As such, this Proxy Statement does not reflect all of the terms and conditions of the Merger Agreement and does not relate to the special meeting with respect to the Merger, which will be held on a future date that has not yet been determined. At the appropriate time, we will send a separate package of proxy solicitation materials to you for the special meeting that will be held by us in connection with the Merger.

        The Company, its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from MTS’s stockholders with respect to the Merger. Additional information regarding the interests of potential participants in the proxy solicitation will be set forth in the proxy statement and other relevant documents regarding the Merger when they are filed with the SEC.

        In connection with the Merger, MTS plans to file a proxy statement with the SEC relating to the solicitation of proxies from its stockholders in connection with a special meeting of stockholders of MTS to be held for the purpose of voting on the adoption of the Merger Agreement relating to the proposed transaction. The Company and Parent also intend to file a transaction statement on Schedule 13E-3 with the SEC relating to the Merger. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, TRANSACTION STATEMENT ON SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, transaction statement on Schedule 13E-3 and other relevant materials, and any other documents filed by MTS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of MTS may obtain free copies of the documents filed with the SEC by contacting MTS. Written requests should be mailed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Oral requests may be made by calling MTS’s Investor Relations at (727) 576-6311. You may also read and copy any reports, statements and other information filed by MTS with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of September 11, 2009, certain information regarding the beneficial ownership of Common Stock by: (i) each of MTS’s directors and nominees; (ii) each executive officer named in the Summary Compensation Table; (iii) all directors and executive officers of MTS as a group and (iv) each person who is known by MTS to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

	Amount and Nature	Common Stock
Name and Address of Beneficial Owner (1)	of Beneficial Ownership	Voting Percentage

Directors and Other Named Executive Officers

Todd E. Siegel, individually and through Jade Partners (2)	1,688,058	26.0%
Allen S. Braswell (3)	18,450	*
Michael P. Conroy (4)	39,187	*
Chet Borgida (5)	6,000	*
David W. Kazarian (6)	61,236	*
John Stanton (7)	95,686	1.5%
Michael D. Stevenson (8)	159,848	2.4%
Irv I. Cohen	2,650	*
Perry W. Larson (9)	61,939	*
Peter A. Williams (10)	21,200	*
Edgardo A. Mercadante (11	9,000	*
All Officers and Directors as a Group (12 persons) (12)	2,172,154	32.1%
Burnham Asset Management Corporation (13)	887,617	13.7%
1325 Avenue of the Americas
New York, NY 10019
MedPak Holdings, Inc. (14)	2,035,905	30.4%
Excellere Partners, LLC (14)	2,035,905	30.4%
Excellere Capital Fund, L.P. (14)	2,035,905	30.4%
Robert A. Martin (14)	2,035,905	30.4%
David L. Kessenrich (14)	2,035,905	30.4%

*Less than 1% of the outstanding Common Stock.

(1)	The business address for the directors and other named executive officers is 2003 Gandy Boulevard North, St. Petersburg, Florida 33702.

(2)

Mr. Siegel is the managing partner of Jade Partners (the “Partnership”) and accordingly controls the shares of Common Stock owned by the Partnership. Mr. Siegel owns 61,908 shares of Common Stock individually, and 1,100 shares held by his son, over which Mr. Siegel disclaims beneficial ownership. The Partnership owns 1,606,125 shares of Common Stock. Includes options exercisable by Mr. Siegel within 60 days of September 11, 2009 to acquire 18,925 shares of Common Stock.

(3)	Includes options exercisable by Mr. Braswell within 60 days of September 11, 2009 to acquire 13,750 shares of Common Stock.

(4)	Includes options exercisable by Mr. Conroy within 60 days of September 11, 2009 to acquire 12,771 shares of Common Stock.

(5)	Includes options exercisable by Mr. Borgida within 60 days of September 11, 2009 to acquire 5,000 shares of Common Stock.

(6)

Includes (i) options exercisable by Mr. Kazarian within 60 days of September 11, 2009 to acquire 34,400 shares of Common Stock; and (ii) 1,250 shares of Common Stock held by his wife, over which Mr. Kazarian disclaims beneficial ownership.

(7)	Includes options exercisable by Mr. Stanton within 60 days of September 11, 2009 to acquire 44,400 shares of Common Stock.

(8)	Includes options exercisable by Mr. Stevenson within 60 days of September 11, 2009 to acquire 75,860 shares of Common Stock.

(9)	Includes options exercisable by Mr. Larson within 60 days of September 11, 2009 to acquire 61,939 shares of Common Stock.

(10)	Includes options exercisable by Mr. Williams within 60 days of September 11, 2009 to acquire 1,200 shares of Common Stock.

(11)	Includes options exercisable by Mr. Mercadante within 60 days of September 11, 2009 to acquire 5,000 shares of Common Stock.

(12)

Includes (i) 282,145 shares subject to options held by six executive officers (including one employee director) and six non-employee directors; (ii) 1,100 shares of Common Stock held by Mr. Siegel’s son, over which Mr. Siegel disclaims beneficial ownership; and (iii) 1,250 shares of Common Stock held by Mr. Kazarian’s wife, over which Mr. Kazarian disclaims beneficial ownership.

(13)

The amount shown and the following information is derived from a Schedule 13G/A filed by Burnham Asset Management Corporation (“Burnham”), reporting beneficial ownership as of February 11, 2009. According to the Schedule 13G/A, Burnham serves as the investment manager for a number of managed accounts with respect to which it has dispositive authority over the shares reported in the Schedule 13G/A.

(14)

In connection with the Merger, Parent, Todd E. Siegel, the Partnership, Michael P. Conroy, Michael D. Stevenson, Peter A. Williams and Ron Rosenbaum (collectively the “MTS Parties”), entered into a Voting Agreement pursuant to which they agreed to vote in favor of the Merger Agreement. As a result, the parties to the Voting Agreement may constitute a “group” for purposes of Rule 13d-5 under the Exchange Act with respect to their beneficial ownership of the Common Stock of MTS. Pursuant to the irrevocable proxies generated by such persons, Parent shares beneficial ownership of the right to vote 2,035,905 shares of our Common Stock, including 207,468 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 11, 2009. The principal office address or business address of Messrs. Martin and Kessenich, and MedPak Holdings, Inc., Excellere Partners, LLC and Excellere Capital Fund, L.P. is c/o Excellere Partners 100 Fillmore Place, Suite 300, Denver, Colorado 80206.

        The MTS Parties granted irrevocable proxies to Robert A. Martin and Matthew C. Hicks, each of whom is an affiliate of Excellere Partners, to vote their shares of Common Stock with respect to the Merger. The Voting Agreement will terminate upon the earliest to occur of: (i) the effective time of the Merger; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the amendment of the Merger Agreement to decrease the Merger consideration (except as contemplated by the Merger Agreement) or otherwise alter the Merger Agreement in a manner adverse to the MTS Parties, unless such amendment has been consented to by each MTS Party in writing prior to such amendment; or (iv) the written agreement of the parties to terminate the Voting Agreement. The Voting Agreement does not affect the ability of the parties to vote their shares of Common Stock at the Meeting.

        The principal office address or business address of Mr. Martin and Mr. Hicks is c/o Excellere Partners 100 Fillmore Place, Suite 300, Denver, Colorado 80206.

MANAGEMENT

        Set forth below is certain information, as of September 11, 2009, with respect to each person who is currently a director or executive officer of MTS.

Name	Positions Held (1)	Age	Year First Became a Director

Todd E. Siegel	Chairman of the Board, President and Chief Executive Officer	51	1986
Michael P. Conroy (2)	Chief Financial Officer, Vice President and Corporate Secretary	61	N/A
Allen S. Braswell (3)	Director	51	2005
Chet Borgida (3)	Director	65	2007
Irv I. Cohen (3)	Director	58	2006
David W. Kazarian (3)	Director	67	1988
John Stanton (3)	Director, Vice Chairman of the Board	60	1996
Edgardo A. Mercadante (3)	Director	54	2007
Michael D. Stevenson	Vice President and Chief Operating Officer	46	N/A
Perry W. Larson	Vice President, Sales and Marketing	51	N/A
James M. Conroy (2)	Controller	38	N/A
Peter A. Williams	Managing Director, MTS Medication Technologies, Ltd.	49	N/A

(1)	Each director serves a one year term that expires as of the Meeting date or when a successor is duly elected and qualified.

(2)	Michael P. Conroy, our Chief Financial Officer, Vice President and Secretary is the father of James M. Conroy, our Controller.

(3)

Messrs. Braswell, Mercadante, and Kazarian served on the Compensation Committee, Messrs. Cohen, Borgida and Stanton served on the Audit Committee and Messrs. Kazarian, Braswell, and Mercadante served on the Nominating Committee during the 2009 fiscal year.

        Todd E. Siegel.   Mr. Siegel became our President and Chief Executive Officer in 1992 and has served as a director of MTS since 1986. Mr. Siegel served from 1988 to 1992 as Executive Vice President and Chief Operating Officer of MTS and from 1985 to 1988 as Vice President of Sales. Additionally, Mr. Siegel served as our Secretary from 1986 to 1996. Mr. Siegel currently serves as the President of the Golda Meir/Kent Jewish Center and the Jewish Community Center of Pinellas County, the Vice President of Development of Temple B’nai Israel and a director of Halo Spark Plug, Inc. and Applied Magnetics, LLC d/b/a Pico-Tesla Magnetic Therapies, LLC, both privately owned companies.

        Michael P. Conroy.  Since June 2006, Mr. Conroy has served as Chief Financial Officer, Vice President and Secretary of MTS. Mr. Conroy also previously served as Chief Financial Officer, Vice President, Secretary and director of MTS from 1996 to 2004, when he retired from MTS. Prior to 1996, Mr. Conroy was President of CFO Financial Services, Inc.

        Chet Borgida.  Mr. Borgida has served as a director of MTS since 2007. Mr. Borgida was an accountant with Arthur Andersen & Company from 1967 to 1975. In 1975, he joined Grant Thornton, LLP (“Grant Thornton”) and was admitted to the partnership in 1977. In addition, Mr. Borgida was Partner-in-Charge of Grant Thornton’s Long Island office, as well as the founder and the national director of its Capital Markets Group. Mr. Borgida retired from Grant Thornton in 2001. That same year, he joined Cross Media Marketing, where he served as Chief Financial Officer until June 2003, at which time Cross Media Marketing filed a plan of liquidation in a bankruptcy proceeding. From March 2006 to August 2007, Mr. Borgida was the Chief Operating Officer of Naples Realty Group, LLC. Mr. Borgida serves as a director and the Audit Committee Chair of Warren Resources, Inc. (a publicly traded company). He also served as a director and the Audit Committee Chair of Correctional Services Corporation (a publicly traded company) from 2002 through the sale of the company in 2005. Mr. Borgida is a Certified Public Accountant in New York and Florida and a member of the American Institute of Certified Public Accountants.

        Allen S. Braswell.  Mr. Braswell has served as a director of MTS since 2005. Since 2007, Mr. Braswell has been the President and a director of Pico-Tesla Magnetic Therapies, LLC. Mr. Braswell has been a member of the Board of Directors of Suntron Corp. since 1998, and has served on its audit and governance committees and as chairman of a special committee representing minority stockholders in matters related to an earlier merger. Prior to 2000, he was President of Jabil Global Services, Vice President of EFTC Services, President/CEO of Circuit Test Inc. and an attorney in practice with Tanney, Ford, Donahey, Eno and Mills, P.A. Mr. Braswell attended the U.S. Military Academy (West Point) and graduated from the University of Florida with a bachelor’s degree in finance. He received his J.D. degree from the University of Florida School of Law.

        David W. Kazarian.  Mr. Kazarian has served as a director of MTS since 1988.  Mr. Kazarian also serves as a director of Delta RF Technology, Inc., a privately held corporation that manufactures computer components for an international customer base.  Prior to its sale in December 1990, Mr. Kazarian and his wife owned and operated Kazarian Pharmacy.  Since March 1991, Mr. Kazarian has been the founder and President of Infuserve America, Inc., a firm involved in the home healthcare business.  He is also currently the President of Kazarian Group Consultants, which provides consulting services for certain surgical centers in Pinellas County, Florida and Nursing homes in Connecticut and Massachusetts.  Mr. Kazarian received his bachelor’s degree in pharmacy from the University of Florida School of Pharmacy.

        John Stanton.   Mr. Stanton has served as a director of MTS since 1996. Mr. Stanton has served as the Chairman of the Board and Chief Executive Officer of EarthFirst Technology, Inc. (“EarthFirst”) since May 2000 and also served as EarthFirst’s President at various times during this period. EarthFirst filed for Chapter 11 bankruptcy protection on June 13, 2008 in the United States Bankruptcy Court, Middle District of Florida, Tampa Division. Mr. Stanton has served in various capacities from 1981 to present with of Florida Engineered Construction Products Corporation (including serving as Chief Executive Officer and President since 1987). Since 1995, Mr. Stanton has served as President of Octofoil, Inc., an entity that assists other companies with strategic planning, and, since 2003, has served as the Chairman of the Board of Nanobac Pharmaceuticals, Inc. Florida Engineered Construction Products Corporation, Octofoil, Inc. and Nanobac Pharmaceuticals, Inc. are all privately held companies.

        Edgardo A. Mercadante.  Mr. Mercadante has served as a director of MTS since November 2007. Since 1996, Mr. Mercadante has served as Chairman and previously served as Chief Executive Officer of Familymeds Group, Inc., a public company that operates specialty clinic-based pharmacies and vitamin centers. He previously served as a member on the Board of Directors for GNC Corporation, a private company. In 2007, Mr. Mercadante founded Dante Capital Management Investments LLC, a private company that operates healthcare and consulting businesses and has also served as that company’s President since its founding. Mr. Mercadante received his B.S. degree in Pharmacy from the Philadelphia College of Pharmacy and is a registered pharmacist in numerous U.S. states.

        Michael D. Stevenson.  Mr. Stevenson was appointed as our Vice President and Chief Operating Officer in July 2000. Prior to his appointment as Vice President and Chief Operating Officer, Mr. Stevenson served MTS in several capacities, including General Manager since 1987. Mr. Stevenson’s employment with MTS began in 1986.

        Irv I. Cohen.  Mr. Cohen has served as a director of MTS since 2006. He is currently the President and Chief Executive Officer of Southeast Capital Ventures. From 2005 to 2006, Mr. Cohen was the Executive Vice President of GunnAllen Financial. Prior to that, Mr. Cohen was President of JPMorgan Treasury Technologies Corporation from 2000 to 2005. Mr. Cohen’s prior experience includes serving as a Managing Director and Chief Operating Officer of ABN AMRO Incorporated, Fixed Income and Treasury Division, from 1996 to 2000; and as Chief Operating Officer and Chief Financial Officer of Barclays Group Inc. – North America and Barclays Bank PLC, from 1987 to 1996. Mr. Cohen currently serves as a director of DHS Technologies LLC, Persystent Technology Corporation and several other financial industry, education and non-profit boards.

        Perry W. Larson.  Mr. Larson has been our Vice President, Sales and Marketing since April 2005. From October 2004 to April 2005, he was our Director of Sales. From April 2003 to October 2004, Mr. Larson was the Director of Sales for Financial Resources of America. From August 1999 to April 2003, Mr. Larson was a long-term specialist for Farmers Group, Inc.

        James M. Conroy.  Mr. Conroy has served as our Controller since February 2008.  From June 2006 to February 2008, Mr. Conroy served as Managing Partner of Conroy & Febo, CPAs, a Florida accounting firm. From June 2005 to June 2006, Mr. Conroy served as Manager of Corporate Accounting for Starwood Vacation Ownership, a vacation ownership company that acquires, develops and markets resort communities throughout the world. From April 2001 to June 2005, Mr. Conroy served as Director, Finance and Controller of Ultimate Franchise Systems, Inc., a franchisor of quick service and casual dining restaurants. Mr. Conroy received a B.S.B.A. degree in accounting from the University of Central Florida and is an active Certified Public Accountant in the State of Florida.

        Peter A. Williams.  Mr. Williams has been the Managing Director of MTS Medication Technologies, Ltd. (“MTS Limited”) since September 2003. Mr. Williams was a Consultant Pharmacist to MTS from 2000 to 2003. In addition, Mr. Williams serves as the Managing Director of Withnell Pharmacy, Limited and as a Pharmacist Consultant with RxPharma, Limited, all based in the United Kingdom.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

        We believe that during the fiscal year ended March 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, except that Peter A. Williams did not timely file one Form 4 relating to a grant of restricted stock units in January 2008.

INDEPENDENT AUDITORS

        Our consolidated financial statements for the year ended March 31, 2009 have been audited by Grant Thornton, as an independent auditor. The Audit Committee has selected Grant Thornton as the independent auditor to perform our audit for the current year ending March 31, 2010. Representatives of Grant Thornton are expected to be present at the Meeting in order to make a statement if they so desire and to respond to appropriate questions.

        Audit Fees

        The aggregate fees billed by Grant Thornton for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2009, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2009, totaled $341,408. The aggregate fees billed by Grant Thornton for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2008, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2008 totaled $381,708.

        Audit-Related Fees

        There were no fees billed by Grant Thornton for assurance or related services that are reasonably related to the performance of the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2009, or for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2009, that are not included in the above captioned “Audit Fees.” The aggregate fees billed by Grant Thornton for assurance and related services that are reasonably related to the performance of the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2008, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2008, that are not included in the above captioned “Audit Fees” totaled $5,030.

        The fees for assurance and related services incurred during fiscal year 2008 were primarily related to research of accounting issues that could have potentially affected our financial statements.

        Tax Fees

        There were no fees billed by Grant Thornton for tax services, including tax compliance, tax advice and tax planning, for fiscal year 2009. We paid Grant Thornton $26,612 for such tax services during fiscal year 2008.

        All Other Fees

        There were no fees billed by Grant Thornton for any services other than as referenced in the above captioned “Audit Fees” in fiscal year 2009. The aggregate fees billed by Grant Thornton for services other than as referenced in the above captioned “Audit Fees”, “Audit-Related Fees” and “Tax Fees” in fiscal year 2008 were $1,000.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for MTS by Grant Thornton, subject to the requirements of applicable law. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the Audit Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. The Audit Committee considers and approves those services it deems appropriate. Approval from the Audit Committee would be required to exceed the approved budgeted amount for a particular category of services or to engage the independent auditors for any services not included in the approved budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

        During the 2009 fiscal year, all of the services described in “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with the foregoing policy on auditor independence. The Audit Committee considered whether provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Grant Thornton’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis is designed to explain the material elements of compensation paid to our executive officers and provide the material factors underlying our compensation policies and decisions. The information in this Compensation Discussion and Analysis provides context for the compensation disclosures in the tables that follow and should be read along with those disclosures.

        Overview

        We have designed and implemented our compensation programs for our executive officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with MTS for long and productive careers. Our compensation elements are designed to simultaneously satisfy one or more of our performance, alignment and retention objectives. These elements consist of base salary, annual bonus and equity compensation. In deciding on the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive officer’s contribution to MTS.

        Primary Objectives of Compensation

        Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied to the achievement of our overall operating and financial goals. One of our primary goals is to increase our overall equity value. In addition, we intend for our compensation program to: (i) provide fair compensation to executives based on their performance and contributions to MTS, (ii) provide incentives to attract and retain key executives and (iii) instill a long-term commitment to MTS and develop pride and a sense of ownership of MTS, all in a manner consistent with stockholders’ interests.

        While our Compensation Committee reviews the total compensation paid to each of our executive officers, we view each element of our compensation program to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive officer’s compensation. We determine the appropriate levels of our total compensation, and each compensation element, based on several factors, such as an informal benchmarking of our compensation levels to those paid by comparable companies, our overall performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and other considerations that we deem to be relevant. We have not currently adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

        Currently, our Compensation Committee is responsible for reviewing the overall goals and objectives of MTS’s executive compensation programs, as well as our compensation elements and plans, and making any changes to such goals, objectives and plans. In addition, our Compensation Committee is responsible for evaluating the performance of each of our executive officers, approving the compensation level of each of our executive officers, establishing criteria for granting stock options to our executive officers and other employees and approving such stock option grants. Our Compensation Committee is expected to perform each of these tasks annually and may, in its discretion, solicit the input of any of our executive officers, any of our other employees or any other independent consultant or advisor.

        Compensation Components

        We currently believe that it is in the best interests of our stockholders and our executive officers that our compensation program, and each of its elements, remains fairly simple and straightforward. This relative simplicity should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, along with increasing the transparency of, and thus furthering our investors’ understanding of, such policies.

        Specifically, our executive compensation program in fiscal year 2009 consisted of three primary elements: (1) base salary; (2) cash incentive payments under MTS’s Management Bonus Plan, which may be earned annually depending on MTS’s profits; and (3) equity compensation consisting of stock options and restricted stock under MTS’s Management Long Term Incentive Compensation Plan.

        Base Salary.  The base salaries of MTS executive officers are based on MTS’s performance for the prior fiscal year and upon a subjective evaluation of each executive officer’s contribution to that performance. In evaluating overall MTS performance, the primary focus is on MTS’s financial performance for the year as measured by earnings before interest, taxes, depreciation and amortization; return on capital employed and net income. Other criteria, including equal employment performance and whether MTS conducts its operations in accordance with the business and social standards expected by its associates, stockholders and the communities in which it operates are also considered. We do not assign any particular weight to any single factor. We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a steady income stream that is not directly contingent upon our overall performance. We annually review our base salaries, and may adjust them from time to time based on our performance and market trends (including competitive retention factors), along with the applicable executive officer’s responsibilities, performance and experience.

        Annual Bonus.   We utilize annual incentive cash bonuses to reward each of our named executive officers when we achieve certain company-level financial objectives and the applicable executive officer achieves certain subjective individual performance criteria. Company-level and individual performance objectives are measured on an annual basis.

        Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants, provides a significant incentive to our executive officers towards achieving their respective individual objectives, and thus our company-level objectives. Accordingly, we believe our cash bonuses are an important motivating factor for our executive officers, in addition to being a significant factor in attracting and retaining our executive officers.

        Each fiscal year, we pay annual cash bonuses to our executive officers that range from 10% to 50% of their respective salaries based on our amount of earnings before interest, taxes, depreciation and amortization for such fiscal year, and each officer’s performance during the year. No bonuses were paid for the 2008 fiscal year. We paid each of our named executive officers a cash bonus in fiscal year 2010 equal to approximately 12% of his base salary for the 2009 fiscal year.

        Equity Compensation.   Stock options and restricted stock are granted pursuant to MTS’s Long Term Incentive Compensation Plan and issued under MTS’s Employee Stock Option Plan in order to link executives’ compensation to the long-term financial success of MTS. Stock options are generally priced at 100% of the closing price of our Common Stock on the day of grant. Generally, the stock options and restricted stock vest over three years. In addition to stock options, certain executive officers may elect to receive restricted stock in lieu of cash compensation pursuant to the terms of their respective employment agreements.

        Severance and Change of Control Arrangements.  As discussed in more detail in the “Employment Agreements and Change of Control Agreements” section below, certain of our executive officers are entitled to certain benefits upon the termination of their respective employment agreements. The severance agreements are intended to mitigate some of the risk that our executive officers may bear in working for a developing company like ours.

        Other Compensation.   Our executive officers currently are entitled to participate in our health, life and disability insurance plans and our 401(k) plan to the same extent that our other employees are entitled to participate in those plans.

2009 Summary Compensation Table

        The following table summarizes, for the fiscal year ended March 31, 2009, the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers, other than our Chief Executive Officer and our Chief Financial Officer, as of March 31, 2009. We refer to these officers as the named executive officers.

SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive Plan	All Other
		Salary	Stock Awards	Option Awards	Compensation	Compensation		Total
Name and Principal Position	Fiscal Year	($)	($)	($)	($) (1)	($)		($)

Todd E. Siegel	2009	359,118 (2)	–	120,027	38,750	29,919	(3)	547,814
President and Chief Executive Officer	2008	297,873	–	–	–	29,693		327,566

Michael P. Conroy	2009	199,800	–	38,718	25,000	13,512	(4)	277,030
Chief Financial Officer, Vice President and Corporate Secretary	2008	192,115	–	41,200	–	12,838		204,953

Michael D. Stevenson	2009	192,115	57,000	37,168	24,000	10,754	(5)	321,037
Vice President and Chief Operating Officer	2008	188,044	56,450	–	–	10,997		255,491

Peter A. Williams (6)	2009	145,582	–	–	12,500	24,586	(7)	182,668
Managing Director, MTS Limited	2008	177,583	–	–	–	32,981		210,564

Perry W. Larson	2009	174,462	–	27,104	14,700	7,818	(8)	224,084
Vice President, Sales and Marketing	2008	148,831	–	41,200	–	8,022		156,853

(1)

Amounts are equal to cash bonuses paid in fiscal year 2010 equal to approximately 12% of the 2009 fiscal year base salary for Messrs. Siegel, Conroy, and Stevenson, and approximately 8.5% of the 2009 fiscal year base salary for Messrs. Williams and Larson.

(2)	Includes approximately $48,871 paid to Mr. Siegel for accrued, but unused, vacation.

(3)

Includes (i) $9,000 auto allowance; (ii) $1,314 contribution to Mr. Siegel’s 401(k) plan; (iii) $14,777 for Mr. Siegel’s health insurance premium; (iv) $1,419 premium for a disability and life insurance policy; (v) $384 premium for a life insurance policy; and (vi) $3,000 for financial, tax, legal, investment or other professional services.

(4)	Includes (i) $9,000 auto allowance; (ii) $2,512 contribution to Mr. Conroy’s 401(k) plan; and (iii) $2,000 paid for financial planning services.

(5)	Includes (i) $9,000 auto allowance; and (ii) $1,754 contribution to Mr. Stevenson’s 401(k) plan.

(6)

For purposes of this Proxy Statement, all compensation paid to Mr. Williams was converted from British Pounds to United States Dollars based upon the exchange rate on March 31, 2009 of 1 Pound = 1.4347 Dollars.

(7)	Includes (i) $17,268 auto allowance; and (ii) $7,318 contribution to Mr. Williams’ Company (defined contribution) Pension Scheme.

(8)	Includes (i) $6,725 auto allowance; and (ii) $1,093 contribution to Mr. Larson’s 401(k) plan.

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table provides information on the current holdings of stock options and restricted stock units by the named executive officers. This table includes unexercised and unvested option awards and unvested restricted stock units. Each equity grant is shown separately for each named executive.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards

									Equity Incentive
								Equity Incentive	Plan Awards;
			Equity Incentive					Plan Awards;	Market or
			Plan Awards;					Number of	Payout Value of
	Number of Securities	Number of Securities	Number of Securities	Option		Number of Shares	Market Value of	Unearned Shares,	Unearned Shares,
	Underlying Unexercised	Underlying Unexercised	Underlying Unexercised	Exercise	Option	or Units of Stock	Shares or Units of Stock	Units or Other Rights	Units or Other Rights
	Options Exercisable	Options Unexercisable	Unearned Options	Price	Expiration	That Have Not Vested	That Have Not Vested	That Have Not Vested	That Have Not Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Todd E. Siegel	18,926	37,851	–	5.85	07/02/18	–	–	6,624	23,449

Michael P. Conroy	3,333	6,667	–	13.70	11/09/17	–	–	–	–
	6,106	12,212	–	5.85	07/02/18	–	–	2,137	7,565

Michael D. Stevenson	20,000	–	–	1.88	07/25/10	–	–	–	–
	50,000	–	–	1.50	04/01/11	–	–	–	–
	5,861	11,721	–	5.85	07/02/18	25,000	88,500	2,051	7,261

Peter A. Williams	1,200	–	–	2.50	04/02/12	56,000	198,240	–	–

Perry W. Larson	30,000	–	–	6.50	10/22/14	–	–	–	–
	11,000	–	–	6.55	02/24/15	–	–	–	–
	10,000	–	–	6.00	03/31/16	–	–	–	–
	3,333	6,667	–	13.70	11/09/17	–	–	–	–
	4,274	8,547	–	5.85	07/02/18	–	–	1,496	5,296

Employment Agreements and Change of Control Agreements

        We have entered into certain employment agreements with each of our named executive officers. In the context of these employment agreements, a change in control is deemed to have taken place if: (1) any person, including a “group” as defined in Section 13(d)(3) of the Exchange Act (but excluding Todd E. Siegel, the Partnership, the Siegel Family Revocable Trust and any entity controlled by Todd E. Siegel) becomes the owner (whether by merger, stock acquisition or otherwise) of more than 50% of the combined voting power of MTS and (2) as a result, 50% or more of the directors are replaced.

        Todd E. Siegel.  Effective as of April 1, 2008 and executed on July 29, 2008, MTS entered into an employment agreement with Todd E. Siegel whereby Mr. Siegel agreed to serve as our President and Chief Executive Officer. Mr. Siegel’s employment agreement has an initial term which will expire on March 31, 2013 and automatically renews for additional one year terms unless either party provides written notice of termination at least 30 days prior to the expiration of the initial term of the agreement or any extension thereof. The agreement provides for a minimum base salary of $310,246.56 (which was the base salary paid to Mr. Siegel in fiscal year 2009), subject to annual review, and may be increased in our discretion. This amount may not be decreased without Mr. Siegel’s advance consent to the proposed decrease. In addition, Mr. Siegel is entitled to receive an annual bonus to be determined by the Compensation Committee and approved by the Board, which may include both annual and/or long-term incentive bonuses. Mr. Siegel’s employment agreement imposes restrictive covenants that are effective during the term of the agreement and for a two year period after the termination of the agreement. Under Mr. Siegel’s employment agreement, he is entitled to certain payments and benefits in the event of a change of control, or if we terminate him without cause.

        If, after the date of a change of control and within the remaining term of his employment agreement, (i) Mr. Siegel’s employment is terminated without cause, or (ii) there is a material reduction in Mr. Siegel’s compensation or employment related benefits, or there is a material change in Mr. Siegel’s status, working conditions or management responsibilities, and Mr. Siegel voluntarily terminates his employment agreement within 60 days of any such occurrence, then Mr. Siegel will receive a lump sum payment equal to 299% of his current base salary in addition to any bonus earned for that fiscal year and the vested and unvested portion of Mr. Siegel’s entire long-term incentive bonus, if any.

        Assuming Mr. Siegel’s employment was terminated without cause by us on March 31, 2009 (and assuming a change of control occurred prior to his termination), we would pay to Mr. Siegel approximately $930,000 (the amount equal to 299% of Mr. Siegel’s base salary for the 2009 fiscal year) and any long-term incentive bonus or other bonus earned prior to his termination.

        If Mr. Siegel’s employment agreement is terminated without cause by us, we must pay Mr. Siegel two years base salary in one lump sum payment and any long-term incentive bonus or other bonus earned prior to his termination. Assuming Mr. Siegel’s employment agreement was terminated without cause by us on March 31, 2009, we would pay to Mr. Siegel approximately $620,000 (the amount equal to two years of Mr. Siegel’s current base salary amount) and any long-term incentive bonus or other bonus earned prior to his termination.

        Michael P. Conroy.  On February 9, 2007, we entered into an employment agreement with Michael P. Conroy pursuant to which Mr. Conroy agreed to serve as our Chief Financial Officer. The employment agreement had an initial term which expired on March 31, 2008 and automatically renews for additional one year terms unless either party provides written notice of termination at least 60 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a minimum base salary of $185,000, subject to annual review, and may be increased in our discretion. This amount may not be decreased without Mr. Conroy’s advance consent to the proposed decrease. Under Mr. Conroy’s employment agreement, he was paid an annual salary of approximately $200,000 for fiscal year 2009. The employment agreement also provides that Mr. Conroy shall be eligible for an annual bonus, 50% of which is calculated as a certain percentage of his annual base salary, based on our achievement of certain levels of earnings before interest, taxes, depreciation and amortization, and 50% of which is calculated as a certain percentage of his annual base salary based on subjective performance criteria. Mr. Conroy’s employment agreement imposes restrictive covenants that are effective during the term of the agreement and a two year period following termination of the agreement. Under Mr. Conroy’s employment agreement, he is entitled to certain payments and benefits in the event of a change of control, or if we terminate him without cause.

        If there is a change of control and, within twelve months after the date of that change of control: (1) Mr. Conroy’s employment is terminated without cause; (2) there is a material reduction in Mr. Conroy’s compensation or employment related benefits; (3) there is a material change in Mr. Conroy’s status, working conditions or management responsibilities; or (4) there is a material change in the business objectives or policies of MTS, then Mr. Conroy will receive separation pay in an amount equal to two years of his current base salary and bonus. Assuming Mr. Conroy’s employment was terminated without cause on March 31, 2009 (and assuming that a change of control occurred within the prior twelve months), we would pay to Mr. Conroy approximately $400,000 (the amount equal to two years of Mr. Conroy’s base salary for the 2009 fiscal year) in addition to any applicable bonus.

        If Mr. Conroy’s employment agreement is terminated without cause by us, we must pay him for one year at his base salary and any annual bonus earned, prorated for the current year of employment through the date of termination. The payments will be paid to Mr. Conroy in equal installments consistent with the current payment schedule of Mr. Conroy’s base salary and bonus. Assuming Mr. Conroy’s employment agreement was terminated without cause by us on March 31, 2009, we would pay to Mr. Conroy approximately $200,000 (the amount equal to Mr. Conroy’s base salary for the 2009 fiscal year) in equal installments with the current payment schedule from April 1, 2009 to March 31, 2010, in addition to any applicable bonus.

        Michael D. Stevenson.   On April 1, 2004, we entered into an employment agreement with Michael D. Stevenson whereby Mr. Stevenson agreed to serve as a senior executive. The employment agreement had an initial term ending on March 31, 2005 and automatically extends for additional one year terms unless either party provides written notice of termination at least 30 days prior to the expiration of any extension thereof. The employment agreement provides for a minimum base salary of $151,857 per year, subject to annual review, and may be increased in our discretion. Under Mr. Stevenson’s employment agreement, he was paid an annual salary approximately $192,000 for fiscal year 2009. This amount may not be decreased without Mr. Stevenson’s advance consent to the proposed decrease. The employment agreement also provides that Mr. Stevenson shall be eligible for an annual bonus targeted at a percentage of his base salary, subject to our achievement of certain performance goals. Mr. Stevenson’s employment agreement imposes restrictive covenants that are effective during the term of the agreement and a two year period following termination of the agreement. Under Mr. Stevenson’s employment agreement, he is entitled to certain payments and benefits in the event of a change of control, or if we terminate him without cause.

        If there is a change of control and, within twelve months after the date of a change of control: (1) Mr. Stevenson’s employment is terminated without cause; (2) there is a material reduction in Mr. Stevenson’s compensation or employment related benefits; (3) there is a material change in Mr. Stevenson’s status, working conditions or management responsibilities; or (4) there is a material change in the business objectives or policies of MTS, then Mr. Stevenson will receive severance in an amount equal to (i) two times his current base salary; and (ii) his entire long-term incentive bonus. Furthermore, all of Mr. Stevenson’s unvested and unexercised options, if any, will immediately become vested and exercisable. Assuming Mr. Stevenson’s employment was terminated without cause on March 31, 2009 (and assuming that a change of control occurred within the prior twelve months), we would pay to Mr. Stevenson: (1) approximately $384,000 (the amount equal to two years of Mr. Stevenson’s base salary for the 2009 fiscal year); (2) any earned, unpaid long-term incentive bonus; and (3) any payment due upon the exercise of his options.

        If Mr. Stevenson’s employment agreement is terminated without cause by us, we must pay to Mr. Stevenson: (1) any unpaid base salary through the date of termination, (2) two times his then current base salary; and (3) any long term incentive bonus earned during the fiscal year during which Mr. Stevenson was terminated. Assuming Mr. Stevenson’s employment agreement was terminated without cause by us on March 31, 2009, we would pay to Mr. Stevenson: (1) any unpaid base salary through the date of termination; and (2) approximately $384,000 (the amount equal to two years of Mr. Stevenson’s base salary for the 2009 fiscal year) in equal installments consistent with Mr. Stevenson’s then-current salary payment schedule; (3) any earned, unpaid long-term incentive bonus; and (4) any payment due upon the exercise of his options.

        Perry W. Larson.  MTS has entered into a change in control agreement with Perry W. Larson. This change in control agreement provides that if MTS terminates his employment without cause after a change in control occurs, Mr. Larson is entitled to severance in an amount equal to one year of his annual base salary as of the date of termination, which shall be paid in one lump sum payment upon termination. In addition, all of Mr. Larson’s unvested and unexercised options will immediately become vested and exercisable and shall remain exercisable for a period of 30 days. The change of control agreement contains restrictive covenants regarding confidentiality, competition and certain other activities deemed to be disruptive to MTS’s business.

        Assuming Mr. Larson’s employment was terminated without cause by us on March 31, 2009 upon a change in control, we would pay Mr. Larson approximately $175,000 (the amount equal to one year of Mr. Larson’s base salary for the 2009 fiscal year), which shall be paid in one lump sum payment upon termination and any payment due upon the exercise of his options.

        Peter A. Williams.   On January 22, 2008, we entered into an employment agreement with Peter A. Williams whereby Mr. Williams agreed to serve as a managing director of MTS Limited, one of our subsidiaries. The employment agreement has a term ending on Mr. Williams’ 65th birthday (which is August 21, 2025); provided, however, either party may terminate the agreement without prejudice prior to that time upon six months’ notice to the other party. The employment agreement provides for a base salary of £90,725 per year subject to annual review, and may be increased in our discretion. Mr. Williams was paid an annual salary of approximately $146,000 based on an exchange rate of 1.4347 USD/GBP in fiscal year 2009. The employment agreement entitles Mr. Williams to: (1) participate (at a level appropriate to his status) in any Short Term Incentive Plan which MTS Medication Technologies Inc. offers during the term of the employment agreement, and (2) beginning April 1, 2009, receive 14,000 shares of MTS stock each year for five years (so long as Mr. Williams is an active employee on the first three grant dates). Mr. Williams’ employment agreement imposes restrictive covenants that are effective during the term of the agreement and a 12-month period following termination of the agreement.

        We may terminate Mr. Williams’ employment agreement at any time with at least six months’ notice without making any payment to Mr. Williams. If we terminate Mr. Williams’ employment with less than six months’ notice, then we must pay to him for the then unexpired portion of the required six month notice period: (1) any unpaid base salary for the remaining time period, and (2) an amount equal to the fair value of any other benefits to which Mr. Williams is entitled under the employment agreement for the remaining time period. Assuming we terminated Mr. Williams on March 31, 2009, after giving him at least six months notice, we would not owe any amount to Mr. Williams.

         Mr. Siegel has agreed, and each of Messrs. Conroy, Stevenson, and Larson is expected to agree, with MTS and Parent that his existing employment agreement or change in control agreement, as applicable, will be terminated and a new employment agreement will be entered into upon the consummation of the Merger, in which case the severance amounts discussed above would not become payable.

Directors’ Compensation for Fiscal Year 2009

        The following table summarizes compensation paid to our directors in the fiscal year ended March 31, 2009. Directors who are also employees of MTS do not receive additional compensation for their service on the Board. Our non-employee directors during the fiscal year ended March 31, 2009 were Messrs. Borgida, Braswell, Cohen, Kazarian, Mercadante and Stanton.

				Non-Equity	Nonqualified
	Fees Earned or			Incentive Plan	Deferred	All Other
	Paid In Cash	Stock Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Chet Borgida	25,000	–	10,570	–	–	–	35,570

Allen S. Braswell	25,000	–	10,570	–	–	–	35,570

Irv I. Cohen	30,000	10,570	–	–	–	–	40,570

David W. Kazarian	25,000	–	10,570	–	–	–	35,570

Edgardo A. Mercadante	25,000	–	10,570	–	–	–	35,570

Todd E. Siegel	–	–	–	–	–	–	–

John Stanton	25,000	–	10,570	–	–	–	35,570

        We paid our non-employee directors an annual retainer of $25,000 for the fiscal year ended March 31, 2009. We also paid Mr. Cohen an additional retainer of $5,000 for his service as the chairperson of the Audit Committee. In addition, for each year that a non-employee director serves on our Board, he is issued options to acquire 5,000 shares of our Common Stock at an exercise price equal to the fair market value of such shares on the date of issuance (with the exception of Mr. Cohen who was issued 1,650 shares of restricted stock in lieu of options). Directors’ options (or with respect to Mr. Cohen shares of restricted stock) are issued as of the date of each annual meeting of directors and the options expire 10 years from their issuance date and vest on the first anniversary date of the issuance.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee currently consists of Messrs. Braswell, Mercadante, and Kazarian. None of the members of our Compensation Committee is currently or was formerly an officer or employee of MTS. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

CERTAIN TRANSACTIONS

Transactions with Related Persons

        None.

Director Independence

        The Board has determined that the following members of the Board are independent pursuant to the applicable NASDAQ Stock Market Marketplace Rules and the applicable SEC rules: Chet Borgida, Allen S. Braswell, Irv I. Cohen, David W. Kazarian, Edgardo A. Mercadante and John Stanton. The Board has determined that Todd E. Siegel, who is an MTS officer, is not independent.

Review, Approval or Ratification of Transactions with Related Persons

         The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of MTS and its stockholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of MTS and its stockholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that MTS would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are not inconsistent with the best interests of MTS and its stockholders. While the Board does not currently have a written related party transactions policy in which the Board evidences its policies and procedures regarding review, approval or ratification of related party transactions, it is confident that the Audit Committee will adequately review and approve, ratify or deny all related party transactions, and all potential related party transactions, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and Audit Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of MTS has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Allen S. Braswell
Edgardo A. Mercadante
David W. Kazarian

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

AUDIT COMMITTEE REPORT

        During fiscal year 2009, MTS’s Audit Committee was composed of three directors, all of whom were independent, as defined by the applicable NASDAQ Stock Market Marketplace Rules and the applicable SEC rules. The Audit Committee assists the Board in general oversight of MTS’s financial accounting and reporting process, system of internal control and audit process. The Board has adopted a written charter for the Audit Committee, which is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

        MTS’s management has primary responsibility for preparing MTS’s financial statements and its financial reporting process. MTS’s independent registered public accounting firm, Grant Thornton, is responsible for auditing MTS’s financial statements and for expressing an opinion as to whether MTS’s audited financial statements present fairly, in all material respects, our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States.

        In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2009 with MTS’s management.

2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to MTS’s Board that the audited financial statements be included in MTS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 for filing with the SEC.

Submitted by the Audit Committee

Irv I. Cohen
Chet Borgida
John Stanton

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

PROPOSAL 1 – ELECTION OF DIRECTORS

        The Board consists of only one class of directors. The current terms of the directors standing for election, Todd E. Siegel, Allen S. Braswell, Irv I. Cohen, David W. Kazarian, Chet Borgida, John Stanton and Edgardo A. Mercadante, expire in 2009 on the day of the Meeting. Each of these directors, along with Edgardo A. Mercadante, has been nominated to stand for election at the Meeting for a term ending on the day of the 2010 annual meeting of stockholders or until a successor has been duly elected and qualified. Information concerning each of the nominees is set forth under the caption “Management.”

        Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board, which has no reason to believe that any of the nominees named will be unable or unwilling to serve if elected.

Vote Required; Recommendation

        The seven nominees for election will be elected at the Meeting by a plurality of all votes cast at the Meeting, meaning that the seven nominees that receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The Board unanimously recommends a vote FOR each of the nominees for election as a director.

Information About the Board and Committees

        The Board met six times during fiscal year 2009. Each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings of the committees upon which he served. Directors are expected to diligently fulfill their fiduciary duties to stockholders, including by preparing for, attending and participating in meetings of the Board and the committees of which the director is a member. We do not have a formal policy regarding director attendance at annual meetings of stockholders, though directors are encouraged to attend. One of the seven members of the Board attended the 2008 annual meeting of stockholders.

        Board Committees

        The full Board considers all major decisions. However, the Board has established the following three standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

•	Compensation Committee. The Compensation Committee held three meetings in fiscal year 2009. The Compensation Committee reviews and approves compensation plans covering executive officers and other key management employees, reviews the competitiveness of our total compensation practices, determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all executive officers and certain other key management employees, reviews and approves hiring and severance arrangements with executive officers and prepares an annual report on our executive compensation policies and practices as may be required by SEC rules and regulations. The current members of the Compensation Committee are Messrs. Braswell, Mercadante, and Kazarian. We believe that all members of the Compensation Committee are independent within the meaning of the applicable NASDAQ Stock Market Marketplace Rules and the applicable SEC rules. The Compensation Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Compensation Committee and by the Board. A copy of the charter is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

•	Audit Committee. The Audit Committee held four meetings during fiscal year 2009. The Audit Committee assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. The Audit Committee has the sole responsibility for the appointment, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibility, the Audit Committee appoints, provides for the compensation of and oversees the work of the independent auditors; pre-approves the fees, terms and services under all audit and non-audit engagements; reviews the performance of the independent auditors and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and MTS.

Other responsibilities of the Audit Committee include reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports and the results of their audits; reviewing with management and the independent auditors our annual and quarterly financial results, financial statements and results of the independent auditors’ reviews of such financial information; reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems or difficulties; reviewing with the independent auditors: (a) all critical accounting policies and practices used in the audit, (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately.

The Audit Committee also oversees our internal assurance function and compliance with procedures for the receipt, retention and treatment of complaints received by MTS regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of MTS of concerns regarding accounting or auditing matters.

The current members of the Audit Committee are Messrs. Cohen, Borgida and Stanton, with Mr. Cohen serving as the Chairman. The Board has determined that Mr. Stanton is an “audit committee financial expert” as defined under the rules of the SEC. We believe that all members of the Audit Committee are independent within the meaning of the applicable NASDAQ Stock Market Marketplace Rules and the applicable SEC rules. The Audit Committee’s responsibilities are more fully set forth in a written charter that was revised and approved by the Audit Committee on June 23, 2004. A copy of the charter is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

•	Nominating Committee. The Nominating Committee held three meetings in fiscal year 2009. The Nominating Committee establishes guidelines for selecting potential director candidates, identifies and evaluates such candidates and makes recommendations to the Board regarding such candidates for election to the Board. As set forth in the general guidelines established pursuant to its charter, the Nominating Committee strives for directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness and (c) represent the balanced, best interests of our stockholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nominating Committee assesses independence, character and integrity, potential conflicts of interest, experience and the willingness to devote sufficient time to carrying out the responsibilities of a director.The Nominating Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The Nominating Committee will consider nominees for the Board that are proposed by our stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board for the Nominating Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. The current members of the Nominating Committee are Messrs. Braswell, Mercadante, and Kazarian. We believe that all members of the Nominating Committee are independent within the meaning of the applicable NASDAQ Stock Market Marketplace Rules and the applicable SEC rules. The Nominating Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Board. A copy of the charter is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

•	Governance Committee. The Governance Committee held three meetings in fiscal year 2009. The current members of the Governance Committee are Messrs. Borgida, Braswell, Cohen, Kazarian, Mercadante and Stanton, all of our independent directors. The Governance Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Board. A copy of the charter is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

Communications with the Board

        Stockholders may communicate with the Board or a specific director by writing to the Corporate Secretary, care of the Board of Directors (or, at the stockholder’s option, care of a specific director), at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Our Corporate Secretary will deliver any such communications (assuming it is properly marked care of the Board or care of a specific director) to the Board or the specified director, as the case may be.

Code of Ethics

        MTS has adopted a Code of Ethics that is applicable to all directors, executive officers and employees. Such Code of Ethics can be located on our website at www.mts-mt.com. Information contained on our website is not a part of this document.

PROPOSAL 2 – RATIFY THE APPOINTMENT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

        MTS’s Board has appointed Grant Thornton as independent accountants to audit the consolidated financial statements of MTS for the fiscal year ending March 31, 2010. Representatives of Grant Thornton are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders.

        The Board unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton as MTS’s independent certified public accountant for fiscal year 2010.

PROPOSALS OF STOCKHOLDERS FOR THE NEXT MEETING

        Stockholders interested in presenting a proposal for consideration at our 2010 annual meeting of stockholders may do so by submitting the proposal in writing and complying with the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than May 24, 2010. In addition, the proxy solicited by our Board for the 2010 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal by August 5, 2010. Please direct your proposals or notices of proposals to the attention of Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702.

OTHER MATTERS

        As of the date of this Proxy Statement, MTS knows of no other business to be considered at the Meeting. If any other business is properly presented, your signed proxy card gives authority to Todd E. Siegel and Michael P. Conroy, or either of them, to vote on such matters in their discretion.

        MTS will provide to any stockholder, upon the written request of any such person, a copy of MTS’s Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended March 31, 2009, as filed with the SEC pursuant to Rule 13a-1 under the Exchange Act. All such requests should be directed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits may be assessed.

        The material referred to in this Proxy Statement under the captions “Proposal 1 — Election of Directors –Information About the Board and Committees — Audit Committee”, “Compensation Committee Report” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.

        Only one copy of this Proxy Statement is being delivered to stockholders who share an address, unless we have received contrary instructions by one or more of those stockholders. We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder. Written requests should be mailed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Oral requests may be made by calling MTS’s Investor Relations at (727) 576-6311. Any stockholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of our Proxy Statement and Annual Report in the future, and stockholders sharing an address and receiving multiple copies of our Proxy Statement and Annual Report who wish to share a single copy of those documents in the future should also notify us at the foregoing address or phone number.

By Order of the Board,

Michael P. Conroy
Secretary

St. Petersburg, Florida
September 18, 2009

MTS Medication Technologies, Inc.
2003 Gandy Boulevard North
St. Petersburg, Florida 33702

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Todd E. Siegel and Michael P. Conroy or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of Common Stock of MTS Medication Technologies, Inc. held of record by the undersigned on September 11, 2009, at the annual meeting of stockholders to be held on Thursday, October 22, 2009 or any adjournment thereof.

1.	ELECTION OF DIRECTORS		FOR the nominees listed below		WITHHOLD AUTHORITY
			(except as marked to the contrary below)		to vote for the nominees listed below

         (INSTRUCTION:   To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below)

Chet Borgida, Allen S. Braswell, Irv I. Cohen, David W. Kazarian, Edgardo A. Mercadante, Todd E. Siegel, John Stanton

2.	Proposal to ratify the appointment of Grant Thornton LLP as MTS’s independent Certified Public Accountants for fiscal year 2010.

	FOR		AGAINST		ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        (Continued and to be signed on other side)

1

(Continued from other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

☐ Please check if you plan to attend the meeting.

Dated: ________________, 2009

Signature

Print Name

Signature if held jointly

Print Name

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

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